Exhibit 2

                                 FIRST AMENDMENT
                                       TO
                          AGREEMENT AND PLAN OF MERGER
                                      AMONG
                            BROADBAND MARITIME INC.,
                            PRIME RESOURCE, INC. AND
                             PRIME ACQUISITION, INC.

         FIRST AMENDMENT, dated as of February 13, 2007 ("Amendment"), by and among BROADBAND MARITIME INC., a Delaware corporation (the "Company"), PRIME RESOURCE, INC., a Utah corporation ("Parent"), and PRIME ACQUISITION, INC., a Utah corporation and a wholly owned subsidiary of Parent ("Merger Sub," the Company, Parent, and Merger Sub together are referred to as the "Constituent Corporations").

         WHEREAS, the Constituent Corporations have previously entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of January 15, 2007 (the "Signing Date"), and capitalized terms used in this Amendment but not defined shall have the meaning set forth in the Merger Agreement;

         WHEREAS, the Merger Agreement provides that the parties may amend such agreement at any time by written agreement of each party; and

         WHEREAS, the Parties now mutually desire to amend the Merger Agreement to, among other things, (1) change the Closing Date to March 16, 2007, (2) change the deadline by which the Company must raise additional capital and (3) clarify and correct certain other provisions.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

                                1. Amendment to Section 1.2 of Merger Agreement.
                  Section 1.2 to the Merger Agreement is hereby deleted in its entirety and replaced with the following:

                  "Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the "Closing") shall take place (i) at the offices of Broadband Maritime Inc., 61 Broadway, Suite 1905, New York, NY 10006, at 10:00 a.m. (Eastern Time) on March 16, 2007 (the "Closing Date") or at such other location or on such other date as the parties shall mutually agree."



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                                2. Amendment to Section 7.1(c) of the Merger
                  Agreement. Section 7.1(c) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

                  "Private Equity Financing. On or before March 13, 2007, the Company shall have, in private offerings of its capital stock, since October 31, 2006, sold or entered into binding subscriptions for the sale by it contemporaneously with the Closing, shares of its capital stock in an amount that will result in gross proceeds to the Company of at least four million five hundred thousand dollars ($4,500,000)."

                                3. Amendment to Schedule 4.1(a) of the Merger
                  Agreement. Schedule 4.1(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the Schedule 4.1(a) attached to this Amendment.

                                4. Miscellaneous.

                                         a. Except as specifically provided for
                           in this Amendment, the terms of the Merger Agreement shall be unmodified and shall remain in full force and effect. For purposes of determining the accuracy of, or the occurrence of a breach of, a Party's representations and warranties in the Merger Agreement as of the Signing Date, only those representations and warranties set forth in the Merger Agreement in its form as of the Signing Date shall apply and the modifications or supplements set forth in the Amendment shall have no effect. For purposes of determining the accuracy of a Party's representations and warranties in the Merger Agreement as of the Closing Date, only those representations and warranties set forth in the Merger Agreement in its form as of the Closing Date shall apply. For purposes of determining the compliance with, or the occurrence of a breach of, a Party's covenants in the Merger Agreement prior to the date of this Amendment, only those covenants set forth in the Merger Agreement in its form as of the Signing Date shall apply and the modifications or supplements set forth in this Amendment shall have no effect. For purposes of determining the compliance with, or the occurrence of a breach of, a Party's covenants in the Merger Agreement after the date of this Amendment, only those covenants set forth in the Merger Agreement in its form as after being amended by this Amendment shall apply.

                                         b. This Amendment shall be binding upon
                           and shall inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Amendment nor any rights or obligations hereunder shall be assigned or delegated by either Party except in connection with an assignment of the Merger Agreement in accordance with the terms thereof. Any purported assignment in violation of this provision is void.

                                         c. This Amendment is not intended to
                           confer upon any person or entity other than the Parties and their permitted assigns any rights or remedies.

                                         d. This Amendment may be amended only
                           by a written instrument signed by each of the Parties.

                                         e. This Amendment may be executed in
                           counterparts, each of which when so executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.


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                                         f. THIS AGREEMENT SHALL BE DEEMED TO BE
                           MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE.

             [Remainder of page intentionally left blank; signature
                                 page follows.]





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         IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.




                             BROADBAND MARITIME, INC.




                             By: /s/ Mary Ellen Kramer
                                   Mary Ellen Kramer, President

                             PRIME RESOURCE, INC.



                             By: /s/ Terry M. Deru
                                   Terry M. Deru, President

                             PRIME ACQUISITION, INC.



                             By: /s/ Terry M. Deru
                                   Terry M. Deru, President



           [Signature page to the First Amendment to the Agreement and
                                Plan of Merger.]









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